Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Talend S.A.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-246347) and the registration statements on Form S-8 (Nos. 333-245049, 333-233527, 333-227200, 333-222359, 333-219761 and 333-212743) of Talend S.A. of our report dated March 17, 2020 (except for the second paragraph under “Basis of presentation and consolidation” in Note 2, as to which the date is March 1, 2021), with respect to the consolidated balance sheet of Talend S.A. as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Talend S.A.
Our report refers to the change in Talend S.A.’s method of accounting for leases in 2019, due to the adoption of ASU No. 2016-02 Leases (Topic 842).

Paris La Défense, France
March 1, 2021

/s/ KPMG S.A.